Exhibit 2.1

STOCK PURCHASE AGREEMENT

January 23, 2006

        This STOCK PURCHASE AGREEMENT (the “Agreement”) is entered into as of the date set forth above by and among:

Purchaser:
Private Business, Inc.
9020 Overlook Boulevard
Third Floor
Brentwood, Tennessee 37027
Attn: Lynn Boggs
Email: lynn.boggs@pbiz.com
Fax: (678) 966-
and

Stockholders:
BING, LP
Carl Brasser
Paul McCulloch
Fred Macciocchi
D. Bryan Ansley
Keith McCeney
Donmark McCulloch
Ed Kelley Cathy Isaacs
David F. Anderson
Bruce Krajewski

MLPS7F FBO Paul McCulloch IRA
John Yanacek
David Peterson

and

Preferred Stockholder:
Colonial Bank, N.A., a national banking association
1 Commerce St., Ste 800
Montgomery, AL 36104
Attn: Sarah H. Moore, Chief Financial Officer
Email: sarah_moore@colonialbank.com
Fax: (334) 240-5069

        The Stockholders and the Preferred Stockholder are collectively referred to as the “Sellers.” All capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth in Appendix I, attached hereto.

        Goldleaf Technologies, Inc. (“Target”), develops, sells and supports products for the commercial and community banking industry, including web sites, web site hosting, ACH systems and check truncation systems (the “Business”).

        This Agreement sets forth the terms and conditions upon which Purchaser is acquiring all of the outstanding equity shares of Target from the Sellers.

        For and in consideration of the mutual promises, obligations and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sellers and the Purchaser, intending to be and being legally bound, do hereby agree as follows:

1.       SALE AND TRANSFER OF STOCK.

          1.1.     Stock Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as that term is defined below) the Sellers hereby agree to sell, convey, assign, transfer and deliver to Purchaser, and Purchaser agrees to purchase and acquire from the Sellers, all of the Sellers’ right, title, and interest in and to all equity securities owned by each of them in Target as set forth on Schedule 1.1 (collectively the “Shares”).

          1.2.     Consideration. The consideration for the Shares (the “Purchase Price”) is $17,139,164.20, allocated among the Sellers as set forth on Schedule 1.1, and payable as follows:

1.2.1 $11,804,000.00 payable to the Preferred Stockholder at Closing in cash, by certified check or wire transfer.

1.2.2 $4,231,121.31 payable to the Stockholders at Closing in cash, by certified check or wire transfer, allocated among the Stockholders as set forth on Schedule 1.1.

1.2.3 $154,042.89 worth of the common stock of Purchaser to be issued to MLPS7 Paul McCulloch IRA at Closing, consisting of 118,495 shares of the Purchaser’s common stock valued at $1.30 per share (the “Share Price”), and $50,000 worth of the common stock of Purchaser to be issued to Carl Brasser, consisting of 38,462 shares of the Purchaser’s common stock valued at the Share Price.

1.2.4 At Closing, the Purchaser shall place into escrow with Regions Bank, a state banking corporation organized and existing under the laws of the State of Alabama (the “Escrow Agent”): (a) $750,000 in cash (the “Escrow Funds”) withheld from the portion of the Purchase Price allocated to the Preferred Stockholder as set forth on Schedule 1.1; and (b) $150,000 worth of the common stock of the Purchaser withheld from the portion of the Purchase Price allocated to Carl Brasser as set forth on Schedule 1.1, consisting of 115,384 shares of the Purchaser’s common stock (the “Escrow Shares”) valued at the Share Price per share.

          1.3.     Stockholder Representative. Each of the Stockholders appoints Paul McCulloch as such Stockholder’s sole and legal representative (the “Stockholder Representative”) with full power of attorney and substitution with regard to (i) any and all matters which may become in dispute in relation to this Agreement and which affect all Stockholders, including but not limited to disputes regarding the amount of Closing Cash, indemnification claims, breaches of the Stockholders’ representations and warranties regarding the Target, and (ii) being a party to the Escrow Agreement as the representative of the Stockholders. The Purchaser shall be entitled to rely on any written or oral communication by the Stockholder Representative regarding any such matter, and any agreement reached in writing with the Stockholder Representative on any matter shall be final and binding on all Stockholders. The Stockholder Representative shall also have the right to waive any condition to Closing on behalf of all Stockholders, and to amend or modify this Agreement on behalf of all Stockholders, provided that no such waiver, amendment, or modification reduces the amounts of proceeds to be paid to such Stockholder hereunder.

          1.4.     Post Closing Cash Distribution.

1.4.1 Closing Cash. The Stockholders represent that as of the Closing the Target will have at least $978,937.50 in cash in immediately available funds (“Closing Cash”).

1.4.2 Post Closing Cash Distribution.

(a) As promptly as practicable, but no later than 5 business days after the Closing, Purchaser shall confirm to the Stockholder Representative the amount of Closing Cash.

(b) If Purchaser disputes the calculation of Closing Cash, the Stockholder Representative shall have the right to review Target’s books and records related to the Closing Cash, and shall have 5 business days to dispute the Purchaser’s computation of the Closing Cash.

(c) The parties shall use their reasonable efforts to reach agreement with respect to such disputed computation within 5 business days following the delivery of any dispute notice by the Stockholder Representative. The Stockholder Representative shall specifically identify each of its disputed issues relating to the computation of the Closing Cash, and all other aspects of such computation shall be deemed to have been accepted by the Sellers and shall not be subject to any further dispute, review or change.

(d) If the amount of Closing Cash is finally determined under this Section 1.4 to be less than the amount of Closing Cash as represented at Closing, the amount of such shortfall shall be an adjustment to the Purchase Price and shall be paid by the Receiving Stockholders to Purchaser.

(e) If the amount of Closing Cash is finally determined under this Section 1.4 to be greater than the amount of Closing Cash as represented at Closing, the amount of such excess shall be bonused to the employees of Goldleaf as of the Closing, allocated among them as proposed by the Stockholder Representative and approved by the CEO of Purchaser.

          1.5.     Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement (the “Contemplated Transactions”) shall take place at the offices of Nelson Mullins Riley & Scarborough LLP in Atlanta, Georgia, on January 31, 2006.

          1.6.     Escrow. At the Closing, the Escrow Funds, the Escrow Shares, and a promissory note in the amount of $150,000 issued by the Purchaser to Paul McCulloch at Closing (the “McCulloch Note”) shall be deposited into escrow with the Escrow Agent. The Escrow Funds, including any interest or income with respect thereto, the Escrow Shares, including any share distributions or share dividends issued with respect thereto, and the Note, along with all interest accrued or paid thereon, are collectively referred to herein as the “Escrow Assets.” The Escrow Assets shall be held, maintained, invested and released to the Preferred Stockholder, Paul McCulloch and Carl Brasser (Messrs. McCulloch and Brasser are referred to herein collectively as the “Receiving Stockholders”) as provided in this Agreement and in an escrow agreement among the Purchaser, Colonial Bank, the Stockholder Representative (as defined in Section 1.3 below) and the Escrow Agent to be executed at Closing (the “Escrow Agreement”), the form of which is attached hereto as Exhibit A.

2.     REPRESENTATIONS AND WARRANTIES OF THE SELLERS. Each of the Sellers severally represents and warrants to the Purchaser that the statements contained in this Section 2 are correct and complete as of the date of this Agreement and as of the Closing with respect to such Seller.

          2.1.   Organization of Certain Sellers. If the Seller is a Corporate Entity, the Seller is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, formation, or organization.

          2.2.   Authorization of Transaction. The Seller has full power and authority (including, if the Seller is a Corporate Entity, full power and authority as an entity) to execute and deliver this Agreement and to perform such Seller’s obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions, except as the enforcement hereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement hereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). The Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency to consummate the transactions contemplated by this Agreement.

          2.3.   Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (1) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or, if the Seller is a

Corporate Entity, any provision of its Organizational Documents or (2) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement affecting the Shares.

          2.4.     Brokers’ Fees. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Purchaser could become liable or obligated.

          2.5.     Investment. Each of the Receiving Stockholders severally represents and agrees that (1) the shares issued to the Receiving Shareholders (including the Escrow Shares, collectively, the “Purchaser Shares”) have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (2) the Receiving Stockholder is acquiring the Purchaser Shares solely for such Receiving Stockholder’s own account for investment purposes, and not with a view to the distribution thereof, (3) the Receiving Stockholder is a sophisticated investor with knowledge and experience in business and financial matters, (4) the Receiving Stockholder has received certain information concerning the Purchaser and has had the opportunity to obtain additional information as desired (including the opportunity to ask questions and receive answers from the officers of the Purchaser) to evaluate the merits and the risks inherent in holding the Purchaser Shares, (5) the Receiving Stockholder is able to bear the economic risk and lack of liquidity inherent in holding the Purchaser Shares, (6) the Receiving Stockholder is an accredited investor, as that term is defined by applicable securities laws, (7) the Purchaser Shares have not been registered under the Securities Act or any state securities laws, and may not be sold, pledged, hypothecated, or otherwise transferred until either (i) a registration statement under the Securities Act and applicable state securities laws shall have become effective with regard thereto or (ii) the Receiving Stockholder shall have received an opinion of counsel acceptable to the Purchaser and its counsel that registration under the Securities Act or the state securities laws is not required; (8) the Purchaser is under no obligation to register, qualify, or list the Purchaser Shares with the Securities and Exchange Commission, any state securities commission, or any stock exchange, (9) if the Purchaser Shares are ever evidenced by a certificate, such certificate shall be affixed with a legend to the foregoing effect, and (10) all representations made to the Purchaser by the Receiving Stockholder in any investor questionnaire are true and correct as of the date of this Agreement.

          2.6.     Shares. The Seller holds of record and owns beneficially the number of Shares set forth next to his or its name in Schedule 1.1, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), taxes, security interests, liens, encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Other than the option granted by the Preferred Stockholder to Paul McCulloch and as otherwise set forth on Schedule 2.6 hereto, the Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Stockholder to sell, transfer, or otherwise dispose of any capital stock of Target (other than this Agreement). Except as set forth on Schedule 2.6, the Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Target.

          2.7.     Financial Statements. Except as noted in the memorandum attached as Schedule 2.7.1 regarding a separate customer list intangible asset valued at $587,079.08 that the Preferred Stockholder identified in accordance with Statement of Financial Accounting Standard 141, the Preferred Stockholder does not have actual knowledge of any material misstatement or material omission regarding the Target’s unaudited financial statements for the 12-month period ended December 31, 2005, a copy of which is attached hereto as Schedule 2.7.

3.     REPRESENTATIONS AND WARRANTIES REGARDING THE TARGET. The Stockholders jointly and severally represent and warrant to the Purchaser that, except as set forth in the correspondingly numbered schedule provided by Target (the “Target Disclosure Schedule”), the following representations and warranties are true and correct as of the date of this Agreement and as of the Closing (except for items previously unknown to Sellers as may be disclosed in a supplement to the Target Disclosure Schedules delivered to Purchaser prior to Closing). Each representation made with regard to Target is also made with regard to any subsidiary of Target and any other company in which Target owns an interest of greater than 10%. For purposes of this Section 3, the term “Target” includes Target and each and every such subsidiary and other company in which Target owns a greater than 10% interest. “Knowledge of the Stockholders” includes the knowledge of the Stockholders and any officer, director, manager, or employee of the Target.

          3.1.     Organization; Power; Authority. Target, and each of its subsidiaries, is a corporation or limited liability company organized, validly existing, and in good standing under the laws of the State of Delaware, with full corporate power and authority to carry on the Business as now being conducted and to own, operate and lease (as the case may be) its assets and to perform all of its obligations. Schedule 3.1 contains a complete list of the jurisdictions in which Target is qualified to do business. Except as noted on Schedule 3.1, Target is qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character of the properties and assets owned or leased by Target or the nature of the business conducted by Target makes such qualification necessary, except where the failure to so qualify would not have a material adverse effect on the financial condition, results of operations or business of the Target. Except as set forth on Schedule 3.1, Target has no subsidiaries. The Target has delivered to the Purchaser correct and complete copies of the Organizational Documents of Target (as amended to date). The minute book (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate book, and the stock record book of Target are correct and complete. Target is not in default under or in violation of any provision of its Organizational Documents.

          3.2.     No Conflict or Violation; Approvals. Except as set forth in Schedule 3.2, the execution, delivery and performance of this Agreement and the Contemplated Transactions will not (a) violate or conflict with Target’s certificate of incorporation or bylaws or operating agreement; (b) cause a breach of, or a default under, or create any right for any party to accelerate, terminate, modify or require notice under or cancel, any contract, permit, authorization or concession to which Target is a party or by which any of the Shares are bound; (c) to the knowledge of the Stockholders, cause Target to violate any law, rule, regulation, constitution, injunction, judgment, order, decree, ruling or other restriction of any government, government agency or court; or (d) impose any encumbrance, restriction or charge on the Business, any of its assets, or on any of the Shares. No consent, approval or authorization of, or declaration, filing or registration with, any authority, or any other person or entity, is required to be made or obtained by Target or the Stockholders in connection with the execution, delivery and performance of this Agreement or the Contemplated Transactions.

          3.3.     Capitalization. Schedule 1.1 contains a complete and accurate list of each of Target’s stockholders including their respective names, addresses, and number, class and series of shares owned. All of the issued and outstanding Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective Sellers as set forth in Schedule 1.1. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Target. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Target.

          3.4.     Financial Statements. Target has delivered to the Purchaser complete and correct copies of the unaudited financial statements of the Target (including a balance sheet and income statement) for the 12-month period ended December 31, 2005, and unaudited financial statements for the nine month period ending September 30, 2005, and for the months of October and November 2005, and a balance sheet as of the date of this Agreement (the “Closing Balance Sheet”), collectively, (the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP in all material respects, are consistent with the books and records of the Business, and present fairly in all material respects the financial condition and results of operations of the Business as of the date thereof and the period then ended.

          3.5.     Real and Personal Property.

3.5.1 Schedule 3.5.1 sets forth a complete and accurate list and description of all real property owned by the Target (the “Owned Real Property”) and all real property leased by the Target (the “Leased Real Property”). All leases relating to Leased Real Property are identified on Schedule 3.5.1 (the “Leases”) and true and complete copies of any and all agreements with respect to such Leased Real Property have been delivered to Purchaser. Except as set forth on Schedule 3.5.1, the Target has good and marketable title to all of the Owned Real Property free of any encumbrances. With respect to each Lease:

        (a)   the Target has valid and enforceable leasehold interests to the leasehold estate in the Leased Real Property granted to the Target pursuant to each pertinent Lease, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity;

(b) each of the Leases has been duly authorized and executed by the Target and is in full force and effect; and

(c) the Target is not in default under any Leases, and no event has occurred which, with notice or the passage of time, or both, would give rise to such a default by the Target.

              3.5.2   Schedule 3.5.2 sets forth a complete and accurate list and description of all Target Personal Property (as defined below). Except as set forth on Schedule 3.5.2, the Target has good title to all Target Personal Property free and clear of any encumbrances. “Target Personal Property” means all items of tangible and intangible personal property (other than Target Intellectual Property, as defined below) leased, owned, used or otherwise held by the Target, other than office supplies and the like and other immaterial items. All capital leases relating to Target Personal Property are listed in Schedule 3.5.2 and true and complete copies of any such leases have been delivered to the Purchaser.

          3.6.     Intellectual Property. Except as set forth on Schedule 3.6.1, the Target is the owner of, or has the unrestricted and perpetual right to use, free of any encumbrances, all items of Target Intellectual Property (as defined below) as are necessary, currently used, or reasonably anticipated to be used in connection with the Business. “Target Intellectual Property” means the following items owned, used, or licensed by the Target (i) the name Goldleaf Technologies; (ii) all fictional business names; (iii) trade names; (iv) registered and unregistered trademarks, service marks, and applications for trademarks and service marks (collectively, the “Marks”); (v) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, the “Patents”); (vi) all copyrights in both published and unpublished works, whether or not registered (“Copyrights”); (vii) all know-how, trade secrets, confidential information, customer lists, software (including, without limitation, the Target Software as defined in Section 3.7.1), technical information, data, process technology, plans, drawings, and blue-prints.

               3.6.2   Schedule 3.6.2 contains a complete and accurate list of all contracts, agreements or arrangements (including but not limited to royalty or revenue sharing arrangements) relating to the Target Intellectual Property to which the Target is a party or by which the Target is bound, except for contracts otherwise listed in Schedule 3.7.2 and excluding paid-up licenses for commonly available third party packaged software programs used in Target’s operations with a license fee of less than $5,000 under which the Target is the licensee. There are no outstanding or threatened disputes with respect to any such contract, agreement or arrangement and neither the Target nor the Stockholders are aware of any facts which would be reasonably likely to cause any such disputes. Target has paid and is current on all license fees payable to any third party for the license or use of any third party software used by Target or installed on any computer or system owned, used by or under the control of Target.

              3.6.3   Except as set forth on Schedule 3.6.3, the Target has entered into valid and currently enforceable invention assignment and work-made-for-hire agreements with each of its independent contractors who contributed to the development of any Target Intellectual Property (including, without limitation, the Target Software as defined in Section 3.7.1).

              3.6.4   Schedule 3.6.4 contains a complete and accurate list and summary description of all Patents, Marks and Copyrights. All Patents, Marks and Copyrights are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date. No Patent or Mark has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To the Knowledge of the Stockholders, there is no potentially interfering patent, trademark, or copyright or application for any potentially interfering patent, trademark, or copyright of any third party. To the Knowledge of the Stockholders, no Copyright, Patent or Mark, has been infringed or challenged or threatened in any way. None of the Target Intellectual Property, Target Software, or other products sold by Target, nor any process or know-how used by the Target, infringes or to the Knowledge of the Stockholders is alleged to infringe any copyright, trade secret or other proprietary right of any person, or to the Knowledge of the Stockholders any Patent or Mark of any other person. All products made, used, or sold under the Patents, Marks and Copyright have been marked with the appropriate patent, mark or copyright notice.

          3.7.     Software and Hardware.

              3.7.1   Schedule 3.7.1 contains a complete and accurate list of all Software (as defined below) and all Hardware (as defined below) marketed, licensed or sold to third parties by the Target (the “Target Software” and the “Target Hardware”). For purposes of this Agreement, “Software” means all past and current versions and releases of computer software, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith. For purposes of this Agreement, “Hardware” means all hardware devices and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith. Except as disclosed on Schedule 3.7.1, Target owns all right, title, and interest, including copyright, in and to the Target Software and the Target Hardware. Except as disclosed on Schedule 3.7.1, all personnel of Target, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of the Target Software and/or the Target Hardware either (1) have been party to a for-hire relationship with Target that has accorded Target full, effective and exclusive original ownership of all tangible and intangible property thereby arising with respect to the Target Software and the Target Hardware or (2) have executed appropriate instruments of assignment in favor of Target as assignee that have conveyed to Target full, effective, and exclusive ownership of all tangible and intangible property thereby arising with respect to the Target Software and the Target Hardware. All inventors of any invention covered by any Patent have assigned all of their rights and interests in such inventions to the Target. Neither the Target Software nor the Target Hardware contain any software or hardware components in which any third party may claim superior or joint ownership (except for those components obtained from third parties by lawful arrangement and listed on Schedule 3.7.1), and no part of the Target Software is a derivative work of any other software programs not owned in their entirety by Target. Schedule 3.7.1 lists all third party software and hardware marketed, licensed or sold by Target either on a stand alone basis or embedded in or sold in conjunction with the Target Software or Target Hardware and Target has provided to Purchaser a copy of all agreements governing such marketing, resale or sublicensing arrangement.

              3.7.2   Except as disclosed on Schedule 3.7.2, Target has not granted any license or use rights in the Target Software or the Target Hardware to any third party. Except as set forth in Schedule 3.7.2, Target has not granted any third party any right to market, license or sell the Target Software or the Target Hardware. Schedule 3.7.2 identifies any exclusive territory granted to any person to whom Target has granted any right to market, license or sell the Target Software or the Target Hardware.

              3.7.3   There are no actions, suits or proceedings, pending or threatened, relating to Target’s ownership and/or exploitation of the Target Software or the Target Hardware, and there are no actions, suits or proceedings that, individually or in the aggregate, may have a material adverse effect on Target’s Business or its ability to fulfill its obligations under this Agreement. Except as disclosed on Schedule 3.7.3, Purchaser’s distribution and use of the Target Software and Target Hardware will not infringe any copyright or other proprietary right of any third party, or to the Knowledge of the Stockholders, any Patent or Mark of any third party.

          3.8.     Accounts Receivable. Except as set forth on Schedule 3.8 hereto, the accounts receivable reflected on the Financial Statements, and all accounts receivable arising since the date of the Financial Statements, represent bona fide claims against debtors for sales made, services performed or other charges arising on or before the date hereof in the ordinary course and all the goods delivered and services performed that gave rise to such accounts receivable were delivered or performed in accordance with the applicable orders, contracts (if any) or client or customer requirements. Except as set forth on Schedule 3.8 hereto, no defenses, counterclaims or rights of set-off have been asserted with regard to any accounts receivable. The reserves or associated liabilities reflected on the: (a) Financial Statements relating to accounts receivable are reasonable in amount and in accordance with GAAP; and (b) Closing Balance Sheet relating to accounts receivable of Target are reasonable in amount and in accordance with GAAP.

          3.9.     Litigation. There are no claims, actions, suits, proceedings or, to the knowledge of the Target, investigations pending or threatened against or affecting the Target or the operation of the Business before any foreign, federal, state, local or other governmental authority or agency or by any other entity or person.

          3.10.     Compliance with Laws. The operation of the Business conforms in all material respects to the requirements of all applicable laws, rules, orders, ordinances, decrees and regulations of all governmental regulatory agencies, whether national, state or local, having jurisdiction thereover, and no material claim alleging nonconformity or noncompliance with respect to such matters has to the Knowledge of the Stockholders been made or threatened against Target and/or its assets or, to the Knowledge of the Stockholders are there any facts or circumstances which would in the normal course cause such a claim to be made by any such agency.

          3.11.     Absence of Undisclosed Liabilities. Except as and to the extent liabilities are specifically reflected on the Financial Statements or liabilities are incurred by Target in the ordinary course in connection with Target’s operation of the Business, Target has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise).

          3.12.     Insurance. Schedule 3.12 lists all policies of insurance and bonds maintained by Target. There are no material claims pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Target is otherwise in compliance with the terms of such policies and bonds. To the Knowledge of the Stockholders, no one has threatened termination of any of such policies or bonds.

          3.13.     Taxes.

              3.13.1   Schedule 3.13 contains a complete and accurate list of all Tax Returns (as defined below) filed since January 1, 2001. Except as set forth on Schedule 3.13.:

         (a)        Target has timely filed, or will timely file, all Tax Returns (as defined below) required to be filed by it with respect to Taxes (as defined below) for any period ending on or before the date of this Agreement, taking into account any extension of time to file granted to or obtained on behalf of the Target. All Tax Returns filed by the Target are true, correct, and complete.

        (b)        Target has paid or caused to be paid all Taxes that have or may have become due pursuant to the Tax Returns or otherwise, or pursuant to any assessment received by the Target, except such taxes, if any, as are listed in Schedule 3.13.1 and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Financial Statements. Target has accrued and reserved, in accordance with GAAP, amounts sufficient for the payment of all Taxes for periods through the Closing which are not yet due.

        (c)        Neither the United States Internal Revenue Service nor any other Governmental Authority (as defined below) is asserting by written notice to the Target or, to the Knowledge of the Stockholders, threatening to assert against the Target, any deficiency or claim for any material amount of additional Taxes.

            (d)   To the Knowledge of the Stockholders, there is no pending or threatened federal, state, local or foreign audits or other administrative proceedings or court proceedings with regard to any Taxes or Tax Returns of the Target.

            (e)   Schedule 3.13.1. contains a complete and accurate list of all audits of Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Schedule 3.13.1, are being contested in good faith by appropriate proceedings. Except as disclosed on Schedule 3.13.1, Target has not given or been requested to give any waiver or extension (or is or would be subject to a waiver or extension given by any other person or entity) of any statute of limitation relating to the payment of Taxes of the Target of for which the Target may be liable.

            (f)   The charges, accruals, and reserves with respect to Taxes on the Financial Statements are adequate and are at least equal to the Target’s liability for Taxes. There exists no proposed tax assessment against the Target. All Taxes that the Target is or was required to withhold or collect have been duly withheld and collected and, to the extent required, have been paid to the proper Governmental Authority or other person or entity.

              3.13.2    For the purposes of this Agreement:

              (a)   “Taxes” shall mean any and all taxes, charges, fees, levies, assessments, tariffs, duties (including customs duty), deficiencies, or other fees, and any related charges or amounts (including any fines, penalties, interest, or additions to tax), imposed, assessed, or collected by or under the authority of any Governmental Authority (foreign or domestic) or payable pursuant to any tax-sharing agreement or any other contract or agreement relating to the sharing or payment of any such tax, charge, fee, levy, assessment, tariff, duty, deficiency, or fee.

            (b)   “Tax Returns” shall mean any and all reports, returns, schedules, notices, forms, or other documents or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority (foreign or domestic) in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any legal requirement relating to any Tax.

            (c)   “Governmental Authority” means any federal, state, local or foreign government, any governmental, regulatory or administrative authority, agency or commission, or any court, tribunal, or judicial or arbitral body.

          3.14.     Related Parties. Except as disclosed on Schedule 3.14, no officer, director, or stockholder of Target or entity affiliated with Target is a party to any contract (whether written or oral) with, or has any claim or right against, Target. None of the Stockholders nor any related person or affiliated entity of any of them have, or within the past 12 months, have had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Business.

          3.15.        Employee Benefit Plans.

              3.15.1     List of Personnel. Schedule 3.15.1 contains a true and complete list of the names and current compensation levels of all active employees involved in the Business. Since September 30, 2005, except as disclosed on Schedule 3.15.1, there have been no increases in the compensation to the officers or other key employees of Target. Schedule 3.15.1 contains a true and complete list of the names and current compensation levels of all active consultants and independent contractors.

              3.15.2     Employee Relations. There is no labor strike, dispute, slowdown, stoppage, or similar activity pending or, to the Knowledge of the Stockholders, threatened against Target pertaining to the Business or the employees involved in the Business. To the best knowledge of the Stockholders, there are no charges, investigations, administrative proceedings, or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap or veteran status) pending or, to the Knowledge of the Stockholders, threatened before the Equal Employment Opportunity Commission or any federal, state, or local agency or court against Target pertaining to the Business or the employees of the Business, and, to the Knowledge of the Stockholders, no basis for any such charge, investigation, administrative proceeding, or complaint exists.

              3.15.3     List of Plans and Obligations. The employee benefit plans and arrangements set forth in Schedule 3.15.3 is a complete and accurate list and description of all plans, arrangements, agreements, commitments, promises and other obligations of Target, including but not limited to pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, sick leave without compensation, bonus and other incentive plans, every medical, vision, dental and other health plan, every life insurance plan and every other written or unwritten employee program, arrangement, agreement or understanding, commitment or method of contribution or compensation, whether formal or informal, whether funded or unfunded, and other obligations under which Target has been, are or will be obligated to provide benefits to any current or former employee, retiree, director, independent contractor, stockholder, officer, consultant or other beneficiary, or dependent, spouse or other family member or beneficiary of such employee, retiree, director, independent contractor, stockholder, officer, consultant, or other beneficiary of Target, whether during their employment with Target or after the termination of such employment (the “Plans” and the “Beneficiaries,” respectively).

              3.15.4     Compliance. All of the Plans have been maintained, funded and administered in compliance, in all respects, with all applicable Laws, including but not limited to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Internal Revenue Code of 1986, as amended, and all regulations and rulings related thereto. There are no penalties, interest, or Taxes related to the Plans due to any federal or state authority.

              3.15.5      No Liabilities or Obligations. Except as reflected on the Financial Statements, the Target has no liabilities or obligations to any Beneficiaries, governmental authorities, or any other parties arising out of or relating to the Plans.

              3.15.6    No Multi-Employer or Certain Other Plans. None of the Plans is a multi-employer plan, as defined in Section 3(37) of ERISA, or is subject to Title IV of ERISA or Code section 412; and neither Target nor any affiliate of Target has or has had any liability or other obligation in connection with any such multi-employer plan, or plan which is or was subject to Title IV of ERISA or Code section 412.

          3.16.     Contracts. Schedule 3.16 contains a list of all contracts or agreements under which the Target (a) paid $10,000 or more during the 9 month period ended September 30, 2005, (b) received $10,000 or more during the 9 month period ended September 30, 2005, (c) would, absent this Agreement and the Contemplated Transactions, reasonably expect to pay or receive $10,000 or more for the 12 month period immediately following the Closing Date, (d) concerning a partnership or joint venture, and (e) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money (collectively, the “Material Target Contracts”). There are no disputes between the parties to any Material Target Contracts. Each Material Target Contract is in full force and effect and constitutes a binding obligation of all parties thereto, enforceable in accordance with its terms. Target has not received oral or written notice of the termination of any Material Target Contract. No Material Target Contract has been canceled or otherwise terminated, and, to the Knowledge of the Stockholders, there is no threat to do so. Furthermore, no employee of Target has received written notice of the cancellation or termination of any Material Target Contract. There are no existing defaults or events of default, real or claimed, or existing events (including the transfer or sale of the Shares) which with notice or lapse of time or both would constitute defaults under any Material Target Contract. The Target is not subject to any Contract: (i) that contains covenants limiting the freedom of the Target to compete in any line of business in any geographic area; (ii) that requires Target to share any profits, or requiring any payments or other distributions based on profits, revenues or cash flows; (iii) pursuant to which third parties have been provided with products that can be returned to Target in the event they are not sold and which could involve products valued at $10,000 or more (invoice price) in the aggregate; or (iv) that has had or, assuming that the Purchaser complies with its obligations thereunder, may in the future have a material adverse effect upon the business, earnings, financial condition, or prospects of the Purchaser. Schedule 3.16 indicates all contracts under which Target paid or received $50,000 or more during the 9 months period ended September 30, 2005, and which will be put into breach or default or which give the other party to the contract a right to terminate the contract as a result of the Contemplated Transactions or which prohibit a change in control of the Target without the consent of the other party to such contract.

          3.17.     Broker’s or Finder’s Fees. Target has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or any similar charges in connection with this Agreement or the Contemplated Transactions.

          3.18.     Environmental Matters. For purposes of this Agreement, “Environmental Law” means any applicable law, order, regulation, decree, permit, license, ordinance or other federal, state, county, provincial, local or foreign governmental requirements in effect as of the date hereof and/or the Closing Date relating to pollution, the protection of human health and the environment, or the spill of any Hazardous Substance into the environment. Environmental laws include, but are not limited to, the following statutes (and their implementing regulations): Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. 9601, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. 6901, et seq.), the Federal Water Pollution Control Act (33 U.S.C. 1251, et seq.), the Clean Air Act (42 U.S.C. 7401, et seq.), the

Toxic Substance Control Act (15 U.S.C. 2601, et seq.), the Emergency Planning Community Right To Know Act (42 U.S.C. 11001, et seq.), and Occupational Safety and Health Act of 1970. "Hazardous Substance" means any petroleum, petroleum by-products, polychlorinated biphenyls and any other chemicals, materials, substances or wastes which are currently defined or regulated as "hazardous substances," "hazardous materials," "hazardous wastes," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "toxic air pollutants," "hazardous air pollutants," "pollutants," or "contaminants" under any Environmental Law. Except as disclosed in Schedule 3.18:

              3.18.1   The use by Target of its properties, the occupancy and operation thereof is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law.

              3.18.2   Target has obtained all licenses, kept all records and made all filings required by applicable Environmental Laws.

              3.18.3   Target has never permitted the spill, release or discharge (whether intentional or not) of a Hazardous Substance on its properties nor is there a basis for any action by any person or governmental authority alleging a violation of or liability under any Environmental Law.

              3.18.4   Target has not received any notice or communication from any governmental authority or private citizen acting in the public interest concerning the violation or potential or alleged violation of, or failure to comply with, any Environmental Law.

              3.18.5   Target has not transported or arranged for the treatment, storage, or disposal of any Hazardous Substances in connection with the Business that has resulted in a liability or is reasonably likely to lead to any liability to Target under applicable Environmental Laws.

              3.18.6   There are no pending or, to the Knowledge of the Stockholders (nor to the Knowledge of the Stockholders is there any reasonable basis to expect), threatened claims, encumbrances, or other restrictions of any nature resulting from any environmental, health and safety liabilities or arising under or pursuant to any Environmental Law with respect to or affecting any of Target’s facilities or any other property or asset (whether real, personal or mixed) in which Target has or had an interest.

          3.19.     Material Adverse Change. Since September 30, 2005, Target has conducted the Business in the ordinary course and there has not been any material adverse change in the business, operations, prospects, assets, results of operations or condition (financial or other) of Target or the Business, and no event has occurred or, to the Knowledge of the Stockholders, no circumstances exist that may result in such a material adverse change.

          3.20.     Material Misstatements or Omissions. No representations or warranties by the Stockholders in this Agreement, nor any document, exhibit, statement, certificate or schedule furnished to Purchaser pursuant hereto, all of which when considered as a whole contain, or with respect to other documents to be delivered by the Target and the Stockholders at Closing, will contain any untrue statement of a material fact, or omits to state any material fact necessary to make the statements or facts contained therein not misleading.

          3.21.   Assistance of Counsel. The Stockholders hereby acknowledge that they had the opportunity to obtain the assistance of counsel. The Stockholders further acknowledge: (i) that Purchaser’s counsel has not represented the interests of the Stockholders and (ii) that the Stockholders have received no legal advice from Purchaser’s counsel.

4.     REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to the Sellers as follows as of the date of this Agreement and as of the Closing:

          4.1.     Organization and Power. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Tennessee. The Purchaser has the corporate power and authority to own and operate its businesses and assets.

          4.2.     Authorization. The execution, delivery and performance of this Agreement by the Purchaser and the consummation of the Contemplated Transactions by the Purchaser has been duly authorized by the Purchaser. This Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms.

          4.3.     Broker’s or Finder’s Fees. The Purchaser has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or any similar charges in connection with this Agreement or the Contemplated Transactions.

          4.4.     Stock. Upon issuance, the Purchaser Shares will be duly authorized, validly issued, fully paid and non-assessable.

          4.5.     Investment. The Purchaser understands that (1) the Shares to be sold to the Purchaser have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (2) the Purchaser is acquiring the Shares solely for the Purchaser’s account, and not with a view to the distribution thereof.

5. COVENANTS.

          5.1.     Cooperation. The Sellers, on the one hand, and Purchaser, on the other hand, shall cooperate fully with each other and their respective employees, legal counsel, accountants and other representatives and advisers in connection with the steps required to be taken as part of their respective obligations under this Agreement; and shall, at any time and from time to time after the date hereof, upon the request of the other, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, receipts, acknowledgments, acceptances and assurances as may be reasonably required to satisfy and perform the obligations of such party hereunder, and to allow Purchaser to operate the Business after Closing in substantially the same manner in which it was operated before the Closing.

          5.2.     Public Disclosures. Neither the Sellers nor the Purchaser will make any public announcements or public disclosures relating to this Agreement in any press release or other public announcement or in any document or material filed with any governmental entity, without the prior written consent of the other party, provided, however, that the Purchaser may make such disclosures as are required by applicable securities and other laws or governmental regulations or by order of a court of competent jurisdiction, in which case, prior to making such disclosure the disclosing party shall give written notice to the non-disclosing party describing in reasonable detail the proposed content of such disclosure and will permit such non-disclosing party to review and make reasonable changes to the form and substance of such disclosure. Notwithstanding the foregoing, the Purchaser will announce this Agreement in a press release following the execution hereof, and the Stockholder Representative shall have an opportunity to review and comment on the form of such press release prior to its issuance.

          5.3.     Confidentiality. Each of the Sellers and the Purchaser shall, and shall cause its shareholders, advisers and agents to, maintain the confidentiality of all Confidential Information of the other and Trade Secrets about the other furnished to it by the other parties concerning its and its subsidiaries’ businesses, operations, and financial positions, and each party shall not (i) use such information for any purpose except in furtherance of the Contemplated Transactions or to enforce any provision thereof or in litigation or arbitration of any matters related to such Contemplated Transactions, or (ii) make any copies of, distribute, or use any such information except as necessary to prepare for the completion or enforcement or defense of the Contemplated Transactions. The obligations under this section shall: (x) with regard to Trade Secrets, remain in effect as long as the information constitutes a Trade Secret under applicable law; and (y) with regard to the Confidential Information, remain in effect for a period of two years. Notwithstanding the foregoing, any party may disclose Confidential Information to the extent disclosure is mandated by the legal requirements of such party, any applicable securities exchange, or the SEC, as well as to professional advisors, directors and senior executives as reasonably necessary to effectuate the terms of this Agreement and the Contemplated Transactions. If any party is compelled to disclose any Confidential Information pursuant to court or administrative order, legal process, law or regulation, the party compelled to disclose such information shall promptly notify the other party prior to such disclosure. This Agreement may also be disclosed to third parties if reasonably necessary to secure consents or approvals to consummate the Contemplated Transactions or to litigate, arbitrate, defend or enforce such matters. “Confidential Information” means any valuable, non-public, competitively sensitive information (other than Trade Secrets) concerning the Target’s or the Purchaser’s financial position, results of operations, annual and long-range business plans, product or service plans, marketing plans and methods, training, educational and administrative manuals, client lists and employee lists obtained by the other party in connection with this Agreement or the contemplated transactions; provided, however, that Confidential Information shall not include information to the extent that it is or becomes publicly known or generally utilized (other than because of the unauthorized disclosure of such information by the receiving party) by others engaged in the same business or activities in which the receiving party utilized, developed or otherwise acquired such information. Trade Secrets shall have the meaning set forth in the applicable statutes of Tennessee.

          5.4.     Funds Received After Closing. Any and all funds received by any Seller after the Closing in respect of the Business, shall be remitted to the Target immediately upon receipt.

          5.5.     Employment of Certain Persons. At the Closing, Paul McCulloch, David Petersen, and Bruce Krajewski shall enter into employment agreements with Purchaser in the forms as attached hereto as Exhibit B (the “Employment Agreements”). At the Closing Carl Brasser shall enter into a severance arrangement with Purchaser as agreed between them.

          5.6.     Tax Matters.

5.6.1 Each of the Sellers and the Purchaser shall pay all Taxes arising from or relating to the Contemplated Transactions if any, due as a result of the purchase, sale or transfer of the Shares in accordance herewith as imposed by law on the Sellers or Purchaser, and each party hereto shall indemnify, reimburse and hold harmless the others in respect of the liability for payment of or failure to pay any such Taxes or the filing of or failure to file any reports required in connection therewith.

5.6.2 The Stockholders and Target on the one hand, and the Purchaser, on the other hand, agree to furnish or cause to be furnished to each other, upon request, such information and assistance (including access to books and records) relating to Target and the Purchaser as is reasonably necessary for the preparation of any return, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment.

          5.7.     Approval. The Sellers and Purchaser shall take all action necessary to authorize and approve this Agreement and the Contemplated Transactions.

          5.8.     Benefit Plans. Immediately following the closing, Target’s 401(k) plan will be cancelled and replaced with Purchaser’s 401(k) plan or merged with Purchaser’s 401(k) plan, in the sole discretion of the Purchaser.

          5.9.     Conduct of Business Prior to Closing. From the date hereof to the Closing Date, Target shall operate only in the ordinary course of business, and in a manner consistent with past practice. Target shall not engage in any material transactions not in the ordinary course and consistent with past practices, without Purchaser’s prior written consent. Without limiting the generality of the foregoing, without the prior consent of Purchaser, the Target shall not:

              5.9.1   enter into any transaction with or for the benefit of any affiliate or any transaction with any of its directors, officers or employees;

              5.9.2   increase any compensation or benefit arrangement for or grant any bonuses to any officer, director or employee of the Target;

              5.9.3  pay any dividends, purchase, sell or redeem any capital stock or otherwise make any distribution to any of its shareholders;

              5.9.4  make any charitable contribution;

              5.9.5  incur any indebtedness which exceeds in the aggregate $10,000;

              5.9.6   sell, transfer or otherwise dispose of, or permit a Lien other than a Permitted Lien to be placed on, any of its business or assets;

              5.9.7  change any accounting, collection, credit or payment practice;

              5.9.8  change, slow down or delay product development projects;

              5.9.9   enter into any material agreement, lease, contract or commitments, other than with customers in the ordinary course of business consistent with past practice;

              5.9.10  make any capital expenditure in excess of $20,000; or

              5.9.11   take any action which could reasonably by expected to have a material adverse effect on the business or the assets of Target either individually or in the aggregate.

          5.10.  Exclusivity and Break-up Fee. The Purchaser and the Sellers agree to work in good faith and expeditiously toward the Closing. Each Seller agrees that such Seller will not, for a period commencing on the date hereof and ending on January 31, 2006, take any action to solicit, initiate, encourage or assist the submission of any proposal, negotiation or offer from any person or entity (other than the Purchaser) relating to the lease or purchase of the Business or Target’s assets (or related to the acquisition of the Shares or Target through any other means, including a stock sale or a merger). If Purchaser fails to work in good faith toward the consummation of the Contemplated Transactions or fails to offer to close the Contemplated Transactions on or before January 31, 2006 (or such other date as may be agreed by the Seller Representative and the Preferred Shareholder) other than due to the discovery of a material undisclosed liability (absolute or contingent) or the material failure of the Sellers to satisfy the closing conditions set forth in Section 6, the Purchaser shall immediately pay $1,000,000 in cash or immediately available funds to Target as liquidated damages.

          5.11.  Termination of Shareholder Agreements. As of the Closing date, the Sellers hereby agree that all shareholder agreements, shareholder restriction agreements, and other arrangements among any of the Sellers relating to or governing their ownership of the Shares, or any agreement between any of the Sellers and Target relating or governing their ownership of the Shares, shall be and are cancelled and terminated, and no party shall have any further obligations thereunder.

6.     CONDITIONS TO PURCHASER’S OBLIGATION TO CLOSE. At the Closing, it shall be a condition of the Purchaser’s obligation to consummate the Contemplated Transactions that the following shall be true:

          6.1.     Representations and Warranties True. All of the representations and warranties of Target and the Sellers contained in this Agreement shall be true, correct and complete as of the Closing Date, except for items previously unknown to Sellers as may be disclosed in a supplement to the Target Disclosure Schedules delivered to Purchaser prior to Closing.

          6.2.     Performance. Target and the Sellers shall have performed and complied with all covenants and agreements contained herein required to be performed or complied with by them prior to or at the Closing Date.

          6.3.     Orders, Decrees, Judgments. No order, decree or judgment of any court or governmental body shall have been issued and remain in effect at such date restraining, prohibiting, restricting or delaying the consummation of the Contemplated Transactions.

          6.4.     Consents. All consents or approvals required for the consummation of the Contemplated Transactions by any third party have been obtained.

          6.5.     Governmental Approvals. All approvals, consents, permits or licenses from any federal, state or local governmental agency or body required in connection with the consummation of the Contemplated Transactions shall have been obtained.

          6.6.     Secretary’s Certificate. Target shall have delivered a certificate of the secretary of the Target, certifying as to (i) the incumbency of officers of the Target executing documents executed and delivered in connection herewith, (ii) a copy of the certificate of incorporation as in effect from the date of this Agreement until the Closing Date, along with a certificate (dated not less than 5 days prior to the Closing Date) of the Secretary of State of the State of Tennessee as to the good standing of the Target; (iii) a copy of the bylaws as in effect on the date of this Agreement, and (iv) any other customary matters as to which Purchaser requests.

          6.7.     Officer’s Certificate. The Stockholder Representative shall have delivered a certificate, dated as of the Closing Date, to the effect that the conditions of its obligations set forth in Sections 6.1 through 6.5 of this Agreement have been satisfied.

          6.8.     Assignment Agreement. Target shall have delivered to Purchaser copies of reasonable executed invention assignment and work-made-for-hire agreements for those parties listed on Schedule 6.5.

          6.9.     Employment Agreements. Paul McCulloch, David Petersen, Bruce Krajewski and Carl Brasser shall have entered into the Employment Agreements.

        6.10.     Stock Certificates. The Sellers, as applicable, shall have executed this Agreement and tendered to Purchaser their original certificates evidencing the Shares or a certification in a form acceptable to Purchaser that the Seller cannot locate the certificate for the Shares and agreeing to indemnify the Purchaser for any adverse consequences as a result of the loss of such certificate.

        6.11.     Legal Opinions. The Stockholders have delivered to Purchaser an opinion of counsel in form and substance as agreed.

        6.12.     Release of Liens. Target shall have delivered to the Purchaser evidence satisfactory to the Purchaser that all Liens on the Business or assets of Target other than Permitted Liens have been terminated.

        6.13.     BING Warrants. All outstanding warrants granted to BING, LP shall have been cancelled.

7.     CONDITIONS TO SELLERS’ OBLIGATIONS TO CLOSE. At the Closing, it shall be a condition to Sellers’ obligation to consummate the Contemplated Transactions that the following shall be true:

        7.1.     Representations and Warranties True. All of the representations and warranties of Purchaser contained in this Agreement shall be true, correct and complete as of the Closing Date.

        7.2.     Performance. Purchaser shall have performed and complied with all covenants and agreements contained herein required to be performed or complied by the Purchaser prior to or at the Closing Date.

        7.3.     Orders, Decrees, Judgments. No order, decree or judgment of any court or governmental body shall have been issued and remain in effect at such date restraining, prohibiting, restricting or delaying the consummation of the Contemplated Transactions.

        7.4.     Consents. All consents or approvals required for the consummation of the Contemplated Transactions by any third party (including without limitation, lenders of the Purchaser) have been obtained.

        7.5.     Governmental Approvals. All approvals, consents, permits or licenses from any federal, state or local governmental agency or body required in connection with the consummation of the Contemplated Transactions have been duly obtained.

        7.6.     Secretary’s Certificate. Purchaser has delivered a certificate of the secretary of the Purchaser certifying as to (i) the incumbency of officers of the Purchaser executing documents executed and delivered in connection herewith, (ii) a copy of the certificate of incorporation as in effect on the date of this Agreement, along with a certificate (dated not less than 5 days prior to the Closing Date) of the Secretary of State of the State of Tennessee as to the good standing of the Purchaser; (iii) a copy of the bylaws of the Purchaser as in effect on the date of this Agreement, (iv) a copy of the board resolutions of the Purchaser approving the transactions contemplated herein, and (v) any other customary matters as to which the Sellers request.

        7.7.     Officer’s Certificate. The Purchaser shall have delivered a certificate, dated as of the Closing Date and signed on its behalf by its president or chief executive officer, to the effect that the conditions of its obligations set forth in Sections 7.1 through 7.5 of this Agreement have been satisfied.

        7.8.     Legal Opinions. The Purchaser shall have delivered to the Sellers opinions of counsel in form and substance as agreed.

8. INDEMNIFICATION.

        8.1.     Survival of Representations. Each representation, warranty, covenant and agreement made by any party within this Agreement or pursuant hereto shall survive the Closing Date until the earlier of April 30, 2007 or 30 days following the completion of the audit for the Purchaser’s 2006 financial statements, provided that Sections 2.1 through 2.6 (Stockholder Representations), 3.13 (Taxes), Section 3.15 (Employee Benefit Plans), and Section 3.18 (Environmental) shall survive for the longer of (i) five years and 30 days after the Closing Date or (ii) 30 days after the expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof). All statements contained herein and in any certificate, schedule, list and other document described pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties within the meaning of this Section.

        8.2.     Indemnification by Stockholders.

        8.2.1   The Receiving Stockholders jointly and severally hereby indemnify and agree to save, hold harmless and defend the Purchaser and their affiliates and subsidiaries, and their respective partners, officers, directors, shareholders, agents and representatives, and each of them, from and against any and all costs, losses, liabilities, damages, lawsuits, deficiencies, claims and expenses (whether or not arising out of third-party claims), including, without limitation, interest, penalties, reasonable attorneys’ fees and all amounts paid in connection with the defense or settlement of any of the foregoing (the “Damages”), incurred in connection with or arising out of or resulting from any one or more of the following: (a) any inaccuracy in any representation or warranty made by the Stockholders in Sections 3.1 through 3.21 herein or in any exhibit, schedule, certificate, tax return or other document provided pursuant to or in connection with this Agreement (in each case, determined without regard to any qualifications therein referencing “materiality”, “material adverse effect” or other words of similar import or effect); (b) the breach of any covenant, agreement or obligation made by any of the Sellers contained in this Agreement, including the schedules and exhibits hereto, or any other agreement, instrument or document executed by any of the Sellers, pursuant hereto or in connection herewith; (c) any fraud or willful misconduct by any of the Sellers in connection with this Agreement or the Contemplated Transactions. The Preferred Stockholder’s $750,000 contribution to the Escrow Funds shall be available to satisfy any and all claims for Damages under this Section 8.2.1.

        8.2.2   Each of the Stockholders severally hereby indemnifies and agrees to save, hold harmless and defend the Purchaser and their affiliates and subsidiaries, and their respective partners, officers, directors, shareholders, agents and representatives, and each of them, from and against any and all Damages incurred in connection with or arising out of or resulting from any one or more of the following: (a) any inaccuracy in any representation or warranty made by such Stockholder in Sections 2.1 through 2.6 herein; (b) the breach of any covenant, agreement or obligation made by such Stockholder contained in this Agreement, including the schedules and exhibits hereto, but excluding the representations and warranties made by such Stockholders in Sections 3.1 through 3.21, or any other agreement, instrument or document executed by the Stockholder, pursuant hereto or in connection herewith; (c) any fraud or willful misconduct by such Stockholder in connection with this Agreement or the Contemplated Transactions. The Preferred Stockholder’s $750,000 contribution to the Escrow Funds shall be available to satisfy any and all claims for Damages under this Section 8.2.2.

        8.2.3    The Preferred Stockholder hereby indemnifies and agrees to save, hold harmless and defend the Purchaser and their affiliates and subsidiaries, and their respective partners, officers, directors, shareholders, agents and representatives, and each of them, from and against any and all Damages incurred in connection with or arising out of or resulting from any one or more of the following: (a) any inaccuracy in any representation or warranty made by the Preferred Stockholder in Sections 2.1 through 2.7 herein; (b) the breach of any covenant, agreement or obligation made by the Preferred Stockholder contained in this Agreement, including the schedules and exhibits hereto, or any other agreement, instrument or document executed by the Preferred Stockholder, pursuant hereto or in connection herewith; (c) any fraud or willful misconduct by the Preferred Stockholder in connection with this Agreement or the Contemplated Transactions. The Preferred Stockholder’s $750,000 contribution to the Escrow Funds shall be available to satisfy any and all claims for Damages under this Section 8.2.3.

        8.3.        Indemnification by Purchaser. Purchaser hereby indemnifies and agrees to save and hold harmless the Sellers and their officers, directors, shareholders, agents, affiliates and representatives from and against any and all Damages incurred in connection with or arising out of or resulting from any one or more of the following: (a) any inaccuracy in any representation or warranty made by Purchaser in this Agreement or in any exhibit, schedule, certificate or other document provided pursuant to or in connection with this Agreement; (b) the breach of any covenant, agreement or obligation made by Purchaser contained in this Agreement, including the schedules and exhibits hereto, or any other agreement, instrument or document executed by Purchaser pursuant hereto or in connection herewith; (c) any fraud or willful misconduct by Purchaser in connection with this Agreement or the Contemplated Transactions.

        8.4.     Procedure. The party seeking indemnification under Section 8.2 or 8.3 (the “Indemnified Party”) agrees to give prompt written notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section; provided that failure to so notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party except to the extent the Indemnifying Party is materially prejudiced thereby. If any such action or other proceeding shall be brought against any Indemnified Party, the Indemnifying Party shall upon written notice given within a reasonable time following receipt by the Indemnifying Party of such notice from Indemnified Party, be entitled to assume the defense of such action or proceeding with counsel chosen by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided, however, that any Indemnified Party may at its own expense retain separate counsel to participate in such

defense.     Notwithstanding the foregoing, the Indemnified Party shall have the right to employ separate counsel at the Indemnifying Party’s reasonable expense and to control its own defense of such action or proceeding if in the reasonable opinion of counsel to such Indemnified Party, (a) there are or may be legal defenses available to such Indemnified Party that are different from or additional to those available to Indemnifying Party and which could not be adequately advanced by counsel chosen by the Indemnified Party, or (b) a conflict or potential conflict exists between Indemnifying Party and such Indemnified Party that would make such separate representation advisable; provided, however, that in no event shall an Indemnifying Party be required to pay fees and expenses hereunder for more than one firm of attorneys in any jurisdiction or in any one action or proceeding or group of related actions or proceedings. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle or compromise or consent to the entry of any judgment in any pending or the threatened claim, action or proceeding to which such Indemnified Party is a party.

        8.5.     Limitations Upon Indemnification. Purchaser shall not assert any indemnification claim for Damages against any one or more of the Sellers under Section 8.2 until the aggregate amount of all claims for Damages exceeds $100,000 (the “Threshold”), in which event Purchaser shall be entitled to assert one or more claims for the entire amount of Damages notwithstanding the Threshold (even if the claim for Damages against any one Seller or group of Sellers is less that the Threshold). In any event, the aggregate liability of the Stockholders for all claims for Damages under Section 8.2.1(a) shall be limited to the Escrow Assets (the “Cap”). Notwithstanding the foregoing, (a) the indemnification obligations of the Receiving Stockholders set forth in Section 8.2.1(a) with respect to an inaccuracy in any of the representations or warranties set forth in Sections 3.1, 3.2, 3.11, 3.13 and 3.17 of this Agreement shall not be subject to the Cap, but instead shall be limited to amounts received by them in the Contemplated Transactions; and (b) the indemnification obligations of all Sellers set forth in Section 8.2.2 shall not be subject to the Cap, but shall be limited to amounts received by each of them in the Contemplated Transactions.

        8.6.     Escrow. Indemnification claims by the Purchaser shall first be satisfied out of the $750,000 contributed to the Escrow Funds by the Preferred Stockholder until depleted, and then from the Escrow Shares and the McCulloch Note put into escrow by the Receiving Stockholders. For purposes of satisfying indemnification claims, the Escrow Shares shall be valued at the Share Price per share, without regard to the actual value of such shares at the time they are used to satisfy indemnification claims. At the earlier of April 30, 2007 or 30 days following the completion of the 2006 audit, the Escrow Agent shall (a) release to Colonial Bank any Escrow Funds that are not subject to any indemnification claims by the Purchaser; and (b) release to the Receiving Stockholders, pro rata, any Escrow Shares or remainder of the Purchaser Note that are not subject to any indemnification claims by the Purchaser.

    8.7.        Cooperation of Indemnified Party. The Indemnified Party shall reasonably cooperate with the Indemnifying Parties, at the cost and expense of the Indemnifying Parties, in connection with the settlement or defense of any claim for Damages. In addition, except as hereinafter provided, the Indemnified Party shall not pay or voluntarily permit the determination of any claim while the Indemnifying Parties are negotiating the settlement thereof or litigating the claim, except with the prior written consent of the Indemnifying Parties.

        8.8.     Assumption by Indemnified Party. Notwithstanding anything contained herein to the contrary, the Indemnified Party may, by releasing the Indemnifying Parties from liability to it with respect to such claim for Damages, take over and assume the settlement and defense of any claim for Damages.

        8.9.     Sole Remedy. Indemnification under this Section 8 shall be the sole remedy for any breach of this Agreement by any Seller.

9.    General Provisions.

        9.1.     Expenses. Each party shall pay its own legal, accounting, investment banking, sales agent and other expenses.

        9.2.     Headings. Headings are for convenience and are not admissible as to construction.

        9.3.     Notices. All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made if hand delivered or sent by overnight courier or delivery service or fax or email to the applicable address appearing in the preamble to this Agreement, or to such other address as either party may have designated by like notice forwarded to the other party hereto. All notices, except notices of change of address, shall be deemed given upon receipt as shown in the fax confirmation or records of the courier service used, as applicable. Notice sent by email or fax shall be confirmed by mail or courier. Notice shall be sent to the addresses appearing at the beginning of this Agreement or as set forth below, unless otherwise changed as set forth herein.

Stockholders:

Paul McCulloch
5206 Country Club Drive
Brentwood, Tennessee 37027
Email: paul@goldleaf.com
Fax: (615) 373-3421

Notices so delivered shall constitute notice to all Stockholders as of the date of delivery to
Mr. McCulloch.

Preferred Stockholder:

Sarah H. Moore
Chief Financial Officer
Colonial Bank, N.A.
1 Commerce St., Ste 800
Montgomery, AL 36104
Email: sarah_moore@colonialbank.com
Fax: (334) 240-5069

~~	Notice to Purchaser shall be copied to:

Nelson Mullins Riley & Scarborough LLP
999 Peachtree Street, Suite 1400
Atlanta, Georgia 30309
Attention: Rusty Pickering
Email: rusty.pickering@nelsonmullins.com
Fax: (404) 817-6050

Notice to the Stockholders shall be copied to:

Boult, Cummings, Conners & Berry, PLC
1600 Division Street, Suite 700
Nashville, Tennessee 37203
Attention: Davis Carr
Email: dcarr@boultcummings.com
Fax: (615) 252-6319

Notice to the Preferred Stockholder shall be copied to:

Miller, Hamilton, Snider & Odom, L.L.C.
1 Commerce St., Ste 305
Montgomery, Alabama 36104
Attention: Hugh C. Nickson, III
Email: HughNickson@mhsolaw.com
Fax: (334) 265-4533

Copies to counsel shall not constitute notice to the parties.

        9.4.     Binding Agreements; Non-Assignability. Each of the provisions and agreements herein contained shall be binding upon and inure to the benefit of the personal representatives, heirs, devisees and successors of the respective parties hereto. None of the rights or obligations attaching to either party hereunder shall be assignable.

        9.5.     Entire Agreement; Waiver. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof, and no amendment, waiver, modification or alteration of the terms hereof shall be binding unless the same be in writing, dated subsequent to the date hereof and duly approved and executed by each party provided, however, that this Agreement may be amended by a writing executed by the Purchaser, the Preferred Stockholder and the Stockholder Representative on behalf of himself and all other Stockholders, provided that no such amendment may decrease the amount of proceeds to any other Stockholder, or materially impair the rights of or impose any additional liability or obligation on any Stockholder without such Stockholder’s consent. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

        9.6.     Severability. Every provision of this Agreement is intended to be severable except for the provisions of Section 1. If any term or provision hereof is illegal or invalid for any reason whatever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement. If Section 1 is illegal or invalid, then the entire Agreement shall be voidable.

        9.7.     Application of Law. This Agreement, and the application or interpretation thereof, shall be governed by its terms and by the laws of the State of Georgia, without regard to its conflicts of laws principles. The parties hereby agree that exclusive jurisdiction for any dispute hereunder shall lie in the courts sitting in Fulton County, Georgia and that venue shall lie there.

        9.8.     Opportunity to Obtain Assistance of Counsel. Each party hereto acknowledges that it or he has had the opportunity to obtain the assistance of counsel in negotiating and preparing the terms of this Agreement, and that this Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing the Agreement to be drafted.

        9.9.     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        9.10.   Legal Fees and Costs. If a legal action is initiated by any party to this Agreement against another, arising out of or relating to the alleged performance or non-performance of any right or obligation established hereunder, or any dispute concerning the same, each party shall pay its own legal fees and costs.

        9.11.   Further Assurances. Purchaser and the Sellers agree that each party shall duly execute and deliver or cause to be duly executed and delivered, to another party such further instruments, documents, and certificates, and do and cause to be done such further acts that may be reasonably necessary to carry out more effectively the provisions and purposes of this Agreement.

Signatures begin on next page.

        IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement effective as of the day and year first above written.

The “Purchaser”

Private Business, Inc.

By:  /s/ Lynn Boggs
       Lynn Boggs, Chief Executive Officer

The “Sellers”:

Colonial Bank

By:  /s/ Sarah H. Moore
       Sarah H. Moore, Senior Executive Vice President
       and Chief Financial Officer

BING, LP, by The Rapmil Corporation, General Partner

By:  /s/ Stanley A. Lefkowitz

Stanley A. Lefkowitz
Print Name

Executive Vice President, The Rapmil Corporation, General Partner, Bing, LP
Print Title

/s/ Carl Brasser
Carl Brasser

/s/ Paul McCulloch
Paul McCulloch

/s/ Fred Macciocchi
Fred Macciocchi

______________________________________
D. Bryan Ansley

/s/ Keith McCeney
Keith McCeney

/s/ Donmark McCulloch
Donmark McCulloch

/s/ Ed Kelley
Ed Kelley

/s/ Cathy Isaacs
Cathy Isaacs

/s/ David F. Anderson
David F. Anderson

/s/ Bruce Krajewski
Bruce Krajewski

MLPS7F FBO Paul McCulloch IRA

By:  /s/ Paul McCullough

Paul McCullough
Print Name

President
Print Title

/s/ John Yanacek
John Yanacek

/s/ David Peterson
David Peterson

Appendix I
To
Stock Purchase Agreement

Definitions

        “Accounting Firm” shall have the meaning as set forth in Section 1.4.2 of the Agreement.

        “Agreement” means this Stock Purchase Agreement.

        “Business” shall have the meaning as set forth in the preamble.

        “Cap” shall have the meaning as set forth in Section 8.5 of the Agreement.

        “Closing” shall have the meaning as set forth in Section 1.5 of the Agreement.

        “Closing Balance Sheet” shall have the meaning as set forth in Section 3.4 of the Agreement.

        “Closing Cash” shall have the meaning as set forth in Section 1.4.1 of the Agreement.

        “Confidential Information” shall have the meaning as set forth in Section 5.3 of the Agreement.

        “Contemplated Transactions” shall have the meaning as set forth in Section 1.5 of the Agreement.

        “Copyrights” shall have the meaning as set forth in Section 3.6.1 of the Agreement.

        “Corporate Entity” means any corporation, limited liability company, partnership, trust, bank or other non-natural person.

        “Damage” and “Damages” shall have the meaning as set forth in Section 8.2 of the Agreement.

        “Employment Agreement” shall have the meaning as set forth in Section 5.5.

        “Environmental Law” shall have the meaning as set forth in Section 3.18 the Agreement.

        “ERISA” shall have the meaning as set forth in Section 3.15.4 of the Agreement.

        “Escrow Agent” shall have the meaning as set forth in Section 1.2.4 of the Agreement.

        “Escrow Assets” shall have the meaning as set forth in Section 1.6 of the Agreement.

        “Escrow Funds” shall have the meaning as set forth in Section 1.2.4 of the Agreement.

        “Escrow Shares” shall have the meaning as set forth in Section 1.2.4 of the Agreement.

        “Financial Statements” shall have the meaning as set forth in Section 3.4 of the Agreement.

        “GAAP” shall mean generally accepted accounting principles in the United States.

        “Governmental Authority” shall have the meaning as set forth in Section 3.13.2 of the Agreement.

        “Hardware” shall have the meaning as set forth in Section 3.7.1 of the Agreement.

        “Hazardous Substance” shall have the meaning as set forth in Section 3.18 of the Agreement.

        “Indemnified Party” shall have the meaning as set forth in Section 8.4 of the Agreement.

        “Indemnifying Party” shall have the meaning as set forth in Section 8.4 of the Agreement.

        “Knowledge of the Stockholders” shall have the meaning as set forth in Section 3 of the Agreement.

        “Leased Real Property” shall have the meaning as set forth in Section 3.5.1 of the Agreement.

        “Leases” shall have the meaning as set froth in Section 3.5.1 of the Agreement.

        “Lien” shall mean any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale contract, title retention contract or other contract to give any of the foregoing.

        “Marks” shall have the meaning as set forth in Section 3.6.1 of the Agreement.

        “Material Target Contracts” shall have the meaning set forth in Section 3.16 of the Agreement.

        “McCulloch Note” shall have the meaning set forth in Section 1.6 of the Agreement.

        “Organizational Documents” means, with regard to any person which is a Corporate Entity, (i) its articles of incorporation, charter, articles of formation, certificate of partnership, declaration of trust, or other document of formation and (ii) its bylaws, limited liability company operating agreement, partnership agreement, or other fundamental document governing the rights and responsibilities of holders of securities of that Corporate Entity.

        “Owned Real Property” shall have the meaning as set forth in Section 3.5.1 of the Agreement.

        “Patents” shall have the meaning as set forth in Section 3.6.1 of the Agreement.

        “Permitted Lien” shall means (a) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles, (b) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due or delinquent, (c) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value of the property subject to such Lien or the use of such property in the conduct of the Business, and (d) Liens disclosed on Schedule 3.5.2 and 3.6.1.

        “Plans” shall have the meaning as set forth in Section 3.15.3 of the Agreement.

        “Preferred Stockholder” shall have the meaning as set forth in the Preamble.

        “Purchase Price” shall have the meaning as set forth in Section 1.2 of the Agreement.

        “Purchaser” means Private Business, Inc., a Tennessee corporation.

        “Purchaser Shares” shall have the meaning as set forth in Section 2.5 of the Agreement.

        “Receiving Stockholders” shall have the meaning as set forth in Section 1.6.

        “Securities Act” means the Securities Act of 1933.

        “Sellers” shall have the meaning as set forth in the Preamble.

        “Share Price” shall have the meaning as set forth in Section 1.2.3.

        “Shares” shall have the meaning as set forth in Section 1.1.

        “Software” shall have the meaning as set forth in Section 3.7.1 of the Agreement.

        “Stockholder Representative” shall have the meaning as set forth in Section 1.3 of this Agreement.

        “Stockholders” shall have the meaning as set forth in the Preamble.

        “Target” shall have the meaning as set forth in the Preamble and in Section 3 of the Agreement.

        “Target Disclosure Schedule” shall have the meaning as set forth in Section 3 of the Agreement.

        “Target Hardware” shall have the meaning as set forth in Section 3.7.1 of the Agreement.

        “Target Intellectual Property” shall have the meaning as set forth in Section 3.6.1 of the Agreement.

        “Target Personal Property” shall have the meaning as set forth in Section 3.5.2 of the Agreement.

        “Target Software” shall have the meaning as set forth in Section 3.7.1 of the Agreement.

        “Tax Returns” shall have the meaning as set forth in Section 3.13.2 of the Agreement.

        “Taxes” shall have the meaning as set forth in Section 3.13.2 of the Agreement.

        “Threshold” shall have the meaning as set forth in Section 8.5 of the Agreement.